FIRST AMENDMENT TO
CREDIT AGREEMENT

     THIS FIRST AMENDMENT TO CREDIT AGREEMENT (this "Amendment") is entered into as of June 28, 2012, by and among the Lenders identified on the signature pages hereof (such Lenders, together with their respective successors and permitted assigns, are referred to hereinafter each individually as a "Lender" and collectively as the "Lenders"), WELLS FARGO CAPITAL FINANCE, LLC, a Delaware limited liability company, as administrative agent for the Lenders (in such capacity, "Agent") and QUANTUM CORPORATION, a Delaware corporation ("Borrower").

     WHEREAS, Borrower, Agent, and Lenders are parties to that certain Credit Agreement dated as of March 29, 2012 (as amended, modified or supplemented from time to time, the "Credit Agreement");

     WHEREAS, Borrower, Agent and Lenders have agreed to amend the Credit Agreement in certain respects, subject to the terms and conditions contained herein.

     NOW THEREFORE, in consideration of the premises and mutual agreements herein contained, the parties hereto agree as follows:

     1. Defined Terms. Unless otherwise defined herein, capitalized terms used herein shall have the meanings ascribed to such terms in the Credit Agreement.

     2. Amendments to Credit Agreement. Subject to the satisfaction of the conditions set forth in Section 5 below and in reliance upon the representations and warranties of Borrower set forth in Section 6 below, the Credit Agreement is amended as follows:

     (A) The first sentence of clause (iii) of Section 2.3(d) of the Credit Agreement is hereby amended and restated in its entirety, as follows:

Each Protective Advance and each Overadvance made pursuant to Section 2.3(d)(ii) (collectively, each an "Extraordinary Advance") shall be deemed to be a Revolving Loan hereunder, except that no Extraordinary Advance shall be eligible to be a LIBOR Rate Loan and, prior to Settlement thereof, all payments on the Extraordinary Advances shall be payable to Agent solely for its own account.

     (B) Clause (i) of Section 2.4(e) of the Credit Agreement is hereby amended and restated in its entirety, as follows:

          (i) Borrowing Base. Other than in connection with any Extraordinary Advance, if, at any time, the Revolver Usage on such date exceeds the lesser of (i) the Maximum Revolver Amount and (ii) the Borrowing Base reflected in the Borrowing Base Certificate most recently delivered by Borrower to Agent, then Borrower shall promptly, but in any event, within 1 Business Day, prepay the Obligations in accordance with Section 2.4(f) in an aggregate amount equal to the amount of such excess.

     (C) Section 2.10(c) of the Credit Agreement is hereby amended by (i) amending and restating the proviso set forth therein in its entirety, as follows:

          ; provided, that (x) so long as no Event of Default shall have occurred and be continuing and Average Liquidity for each month (or, with respect to the month ended March 31, 2012, partial month) is not less than (I) $20,000,000, for each month during the period commencing on the Closing Date and ending on March 31, 2013, or (II) $25,000,000, for each month during the period from and after April 1, 2013, Borrower shall not be obligated to reimburse Agent for any field examinations, appraisals or intellectual property valuations and Agent shall not have the right to conduct more than 1 field examination and 1 appraisal of each type of Collateral during any calendar year, and (y) if an Event of Default has occurred and is continuing or Average Liquidity for any month (or, with respect to the month ended March 31, 2012, partial month) is less than (I) $20,000,000, for any month during the period commencing on the Closing Date and ending on March 31, 2013, or (II) $25,000,000, for any month during the period from and after April 1, 2013, Borrower shall be obligated to reimburse Agent for no more than 2 field examinations during any calendar year, no more than 1 appraisal of each type of Collateral during any calendar year, and no more than 1 intellectual property valuation during any calendar year and Agent shall have the right to conduct, at its sole expense, field examinations, appraisals and intellectual property valuations without limitation.

and (ii) deleting the last sentence thereof in its entirety.

     (D) Section 6.9(b) of the Credit Agreement is hereby amended by (i) deleting the reference to "September 30, 2012" therein and replacing it with a reference to "March 31, 2013" and (ii) deleting the reference to "October 1, 2012" therein and replacing it with a reference to "April 1, 2013".

     (E) Section 7(a) of the Credit Agreement is hereby amended and restated in its entirety, as follows:

          (a) Fixed Charge Coverage Ratio. Maintain a Fixed Charge Coverage Ratio, measured on a month-end basis, of at least 1.20 for the trailing 12-month period ending on the last day of such month.

     (F) Section 7(b) of the Credit Agreement is hereby amended by (i) deleting the reference to "September 30, 2012" therein and replacing it with a reference to "December 31, 2012" and (ii) deleting the reference to "October 1, 2012" therein and replacing it with a reference to "January 1, 2013".

     (G) Section 8.1 of the Credit Agreement is hereby amended and restated in its entirety, as follows:

   8.1 Payments. If Borrower fails to pay when due and payable (whether at the due date thereof or at a date fixed for mandatory repayment thereof, or by acceleration thereof or, in the case of an Extraordinary Advance, demand thereof, or otherwise), (a) all or any portion of the Obligations consisting of interest, fees, or charges due the Lender Group, reimbursement of Lender Group Expenses, or other amounts (other than any portion thereof constituting principal) constituting Obligations (including any portion thereof that accrues after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), and such failure continues for a period of 3 Business Days, (b) all or any portion of the principal of the Loans (excluding Extraordinary Advances), (c) all or any portion of the principal of any Extraordinary Advances and such failure continues for a period of 1 Business Day, or (d) any amount payable to Issuing Lender in reimbursement of any drawing under a Letter of Credit;

     (H) The defined term "Qualified Cash" contained in Schedule 1.1 of the Credit Agreement is hereby amended and restated in its entirety, as follows:

     "Qualified Cash" means, as of any date of determination, the amount of unrestricted cash and Cash Equivalents of Borrower and the other Loan Parties that is in Deposit Accounts or in Securities Accounts, or any combination thereof, and which such Deposit Account or Securities Account is the subject of a Control Agreement and is maintained at either Wells Fargo or Silicon Valley Bank or any of its Affiliates.

     (I) Schedule C-1 of the Credit Agreement is hereby replaced with Schedule C-1 attached hereto.

     (J) Clause (c) of Schedule 5.2 of the Credit Agreement is hereby amended by (i) deleting the reference to "September 30, 2012" therein and replacing it with a reference to "March 31, 2013" and (ii) deleting the reference to "October 1, 2012" therein and replacing it with a reference to "April 1, 2013".

     3. Continuing Effect. Except as expressly set forth in Section 2 of this Amendment, nothing in this Amendment shall constitute a modification or alteration of the terms, conditions or covenants of the Credit Agreement or any other Loan Document, or a waiver of any other terms or provisions thereof, and the Credit Agreement and the other Loan Documents shall remain unchanged and shall continue in full force and effect, in each case as amended hereby.

     4. Reaffirmation and Confirmation. Borrower hereby ratifies, affirms, acknowledges and agrees that the Credit Agreement and the other Loan Documents represent the valid, enforceable and collectible obligations of Borrower, and further acknowledges that there are no existing claims, defenses, personal or otherwise, or rights of setoff whatsoever with respect to the Credit Agreement or any other Loan Document. Borrower hereby agrees that this Amendment in no way acts as a release or relinquishment of the Liens and rights securing payments of the Obligations. The Liens and rights securing payment of the Obligations are hereby ratified and confirmed by Borrower in all respects.

     5. Conditions to Effectiveness. This Amendment shall become effective as of the date hereof and upon the satisfaction of the following conditions precedent:

     (a) Each party hereto shall have executed and delivered this Amendment to Agent;

     (b) Agent shall have received that certain Assignment and Acceptance Agreement entered into between Wells Fargo Capital Finance, LLC, as assignor, and Silicon Valley Bank, as assignee, with respect to an assignment of the Revolver Commitment in an amount equal to $25,000,000, in form and substance satisfactory to Agent, duly authorized, executed and delivered by the parties thereto;

     (c) No Default or Event of Default shall have occurred and be continuing on the date hereof or as of the date of the effectiveness of this Amendment.

     6. Representations and Warranties. In order to induce Agent and Lenders to enter into this Amendment, Borrower hereby represents and warrants to Agent and Lenders, after giving effect to this Amendment:

     (a) All representations and warranties contained in the Credit Agreement and the other Loan Documents are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on the date of this Amendment, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of such earlier date);

     (b) No Default or Event of Default has occurred and is continuing;

     (c) This Amendment and the Credit Agreement, as modified hereby, constitute legal, valid and binding obligations of Borrower and are enforceable against Borrower in accordance with their respective terms.

     7. Miscellaneous.

     (a) Expenses. Notwithstanding anything in the Credit Agreement or any other Loan Document to the contrary, solely for purposes of this Amendment, Borrower shall not be responsible to pay the costs or expenses of Agent or any Lender (including any fees or expenses of counsel for Agent or any Lender) in connection with the preparation, negotiation, execution, delivery and/or administration of this Amendment or any other instruments or documents provided for herein or delivered or to be delivered hereunder or in connection herewith.

     (b) Governing Law. This Amendment shall be a contract made under and governed by the internal laws of the State of California.

     (c) Counterparts. This Amendment may be executed in any number of counterparts, and by the parties hereto on the same or separate counterparts, and each such counterpart, when executed and delivered, shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Amendment.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized and delivered as of the date first above written.

QUANTUM CORPORATION
a Delaware corporation

By:	/s/ Linda M. Breard
Title:	Chief Financial Officer

WELLS FARGO CAPITAL FINANCE, LLC, as
Agent and as a Lender

By:	/s/ Amelie Yehros
Title:	SVP

SILICON VALLEY BANK, as a Lender

By:	/s/ Rick Freeman
Title:	Relationship Manager

SCHEDULE C-1
TO
FIRST AMENDMENT TO CREDIT AGREEMENT

See Attached

Schedule C-1

Revolver Commitments

Lender	Revolver Commitment	Total Commitment
Wells Fargo Capital Finance, LLC	$50,000,000	$50,000,000
Silicon Valley Bank	$25,000,000	$25,000,000

All Lenders	$75,000,000	$75,000,000